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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Joint Registration Statement on Form S-4 of La Quinta Corporation and La Quinta Properties, Inc. of our report dated February 10, 2003, except for Note 3 as to which the date is March 12, 2004, relating to the financial statements and our report dated February 10, 2003, except for Schedule III as to which the date is March 12, 2004, relating to the financial statement schedules, which appear in La Quinta Corporation's and La Quinta Properties Inc.'s Joint Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings "Experts" and "Summary Consolidated Financial and Other Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Dallas, Texas
November 2, 2004

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  Exhibit 23.2